UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___2________)*


                           Biota Pharmaceuticals Inc
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    090694100
                                 (CUSIP Number)

                                  Nov 27th 2013
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 090694100
- ---------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     HUNTER HALL INVESTMENT MANAGEMENT LTD.
- ---------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) X
     (b)

-----------------------------------------------------------------------
3. SEC Use Only [GRAPHIC OMITTED]



- ---------------------------------------------------------------------
4. Citizenship or Place of Organization: AUSTRALIA



- ---------------------------------------------------------------------
                    5.   Sole Voting Power:  1,008,939


Number of           ------------------------------------------------------------
Shares              6.   Shared Voting Power:
Beneficially
Owned by
Each Reporting      ------------------------------------------------------------
Person With         7.   Sole Dispositive Power: 1,008,939


                    ------------------------------------------------------------
                    8.   Shared Dispositive Power


- -----------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:
     1,008,939


- -----------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): N/A


- -----------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9):
     3.56%


- -----------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions) OO


- -----------------------------------------------------------------------

ITEM 1.

            (a)     Name of Issuer:

                    Biota Pharmaceuticals Inc.

            (b)     Address of Issuer's Principal Executive Offices: SUITE 500,

                    12270 Wilkins Avenue, Rockville, MD 20852.

ITEM 2.

            (a)     Name of Person Filing:

                    HUNTER HALL INVESTMENT MANAGEMENT LTD.

            (b)     Address of Principal Business Office or, if none, Residence

                    LEVEL 2, 60 CASTLEREAGH STREET, SYDNEY NSW 2000 AUSTRALIA

            (c)     Citizenship

                    AUSTRALIA

            (d)     Title of Class of Securities

                    COMMON STOCK

            (e)     CUSIP Number

                    090694100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            N/A

ITEM 4.     OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a) Amount beneficially owned:1,008,939
            (b) Percent of class: 3.56%
            (c) Number of shares as to which the person has:

                (i)     Sole power to vote or to direct the vote: 1,080,839

                (ii)    Shared power to vote or to direct the vote:

                (iii)   Sole power to dispose or to direct the disposition of:
                        1,008,939

                (iv)    Shared power to dispose or to direct the disposition of:


The Reporting Person is an investment management company that acts as trustee of the trusts and the investment manager of the company set out in Annexure A. In all cases, the Reporting Person has the sole power to vote on and dispose of the shares held by the trusts and the company.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          N/A

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

          Please see Annexure A-C Attached.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          N/A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          N/A

ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                         December 6th 2013
                                                               Date

                                                         Jeremy Freeman
                                                            Signature

                                                 	Jeremy Freeman
							COMPANY SECRETARY
                                                            Name/Title

HUNTER HALL INVESTMENT MANAGEMENT LTD (A.C.N.  063 081 612)
ANNEXURES TO FORM 13 G

ANNEXURE A:


Hunter Hall Investment Management Limited (A.C.N. 063 081 612)
Hunter Hall International Limited (A.C.N. 059 300 426)
Hampshire Assets and Services Pty Ltd (A.C.N. 059 790 395)
Peter James Hall




ANNEXURE B:



1. Holder of Relevant Interest:Hunter Hall Investment Management Ltd

Person entitled to be Registered as Holder: JP Morgan Chase Bank, N.A. as the custodian of the Hunter Hall Value Growth Trust and Hunter Hall Global Value Limited

Nature of relevant Interest: Hunter Hall Investment Management Limited has the power to control the exercise of the right to vote attached to the shares, and the power to exercise control over the disposal of shares as Responsible Entity the Hunter Hall Value Growth Trust (Ord 755,596)and as Investment manager for the Hunter Hall Global Value Limited (Ord 253,343).

Class and Number of Shares: 1,008,939 ORD



2. Holder of Relevant Interest:Hunter Hall International

Person entitled to be Registered as Holder:As above

Nature of relevant Interest:Hunter Hall International Ltd has a relevant interest in the said shares, as it wholly owns Hunter Hall Investment Management Limited.

Class and Number of Shares: As Above



3. Holder of Relevant Interest: Hampshire Assets And Services Pty Ltd

Person entitled to be Registered as Holder:As above

Nature of relevant Interest:Hampshire Assets And Services Pty Ltd has a relevant interest in the said shares as it owns 43.47% of Hunter Hall International Ltd.

Class and Number of Shares: As Above



4. Holder of Relevant Interest:Peter James Hall

Person entitled to be Registered as Holder:As above

Nature of relevant Interest:Peter Hall owns 100% of Hampshire Assets And Services Pty Ltd. Peter controls a further 1.30% of
Hunter Hall International Limited shares through other holdings.

Class and Number of Shares: As Above

ANNEXURE C:

NAME
ADDRESS
Hunter Hall International Limited	Level 2, 60 Castlereagh Street
					SYDNEY NSW 2000
Hunter Hall Investment Management	Level 2, 60 Castlereagh Street
Limited					SYDNEY NSW 2000
Hampshire Assets And Services Pty Ltd	Level 2, 60 Castlereagh Street
					SYDNEY NSW 2000
Peter James Hall			Level 4, 53 Frith Street, Soho,
					London W1D 4SN United Kingdom